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                                  EXHIBIT 10.1
                                  ------------

                        Confidential Separation Agreement
                                     Between
                             R. G. Barry Corporation
                                       and
                                  Gordon Zacks

         This Agreement is made and entered into on the 10th day of March, 2004 by and between R. G. Barry Corporation, 13405 Yarmouth Road, N.W., Pickerington, Ohio 43147 ("Barry") and Gordon Zacks, 140 N. Parkview, Bexley, Ohio 43202 ("Zacks").

                             Background Information

         A. Zacks has agreed to voluntarily retire and terminate his employment with Barry, pursuant to the Employment Agreement made effective July 1, 2001 (the "Employment Agreement"); and

         B. Zacks has agreed to provide certain additional services as a member of the Board of Directors of Barry; and

         C. The Board of Directors (the "Board") of Barry believes it to be in Barry's best interest to resolve all items with respect to Zacks' position with Barry and his future activities therewith.

         NOW THEREFORE, in consideration of the mutual covenants contained herein, Barry and Zacks agree as follows:

         1. Employment Termination and Resignation. Zacks and Barry agree that Zacks is retiring and his employment will be terminated as of July 1, 2004,
(i) entitling Zacks to certain benefits provided by section 13, (ii) subjecting Zacks to certain obligations required by sections 11 and 12, and (iii) providing a means for resolving disputes pursuant to section 14 of the Employment Agreement. Except for the forgoing sections and except as otherwise provided in this Agreement, the Employment Agreement shall terminate effective upon the execution of this Agreement, and Barry and Zacks agree that all remaining provisions of the Employment Agreement shall be of no further force and effect as of the date of this Agreement.

         Effective on the date of this Agreement, Zacks shall cease having any authority or responsibility for the day-to-day operations of Barry (except as Senior Chairman of the Board with respect to the take-out financing as described in the next paragraph) and shall become and be a non-operational employee of Barry until July 1, 2004 with authority and responsibility only as set forth in this Agreement. Also effective on the date of this Agreement, Zacks hereby resigns all of his positions as an officer of Barry or any of its subsidiaries, but shall remain as a member of the Board of Barry.


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         Zacks shall be designated by the Board as the "Senior Chairman of the
Board" of Barry and Barry agrees shall take such actions as are necessary and in its view appropriate to create this position under the Company's Code of Regulations. As Senior Chairman of the Board, Zacks shall preside over meetings of shareholders and of the Board until a Chairman of the Board is duly elected. Zacks, as Senior Chairman of the Board, shall be the Board's representative, unless and until otherwise determined by the Board, to work with consultants or other representatives of Barry in Barry's negotiation of the take-out financing currently being considered by Barry (i.e., continuing to be consulted regarding the selection of and negotiation with potential lenders and to receive copies of term sheets, letters of intent and loan documents being exchanged between Barry and potential lenders). The Board's present intention is to propose to Barry's shareholders at its next annual meeting an amendment to the Code of Regulations that would permit the Chairman of the Board to be someone other than the Chief Executive Officer. If shareholders approve such amendment, it is the present intention of the Board to nominate and elect Zacks such Chairman of the Board. However, there is no obligation on the part of Barry or its Board to nominate Zacks.

         2. Continued Services to Barry. Zacks shall continue as a member of the Board subject to the will of Barry's shareholders, and as long as so serving shall receive Director's fees on the same basis as the independent directors. Zacks' retainer compensation as such director for 2004 shall be pro-rated based upon his months of service. If Zacks becomes a member of a special committee, he will receive committee fees for that committee. It is the present intention of the Board and the members of the nominating committee to nominate Zacks to stand for election as a Board member at the Barry annual meeting 2005. However, there is no obligation on the part of Barry or its Board to nominate Zacks. Until a successor is elected, Zacks will preside over meetings of Barry's shareholders and of the Board. Zacks will perform special matters reasonably requested by the Chief Executive Officer of Barry or the Board. Zacks will be notified of all Board or committee meetings and shall have the right to observe, but not to vote at any such meetings of committees, unless he is a member of the committee. Zacks understands and agrees the Board or a committee may request an executive session at any time, and Zacks agrees to exclude himself from any portion of such meetings. So long as Zacks remains a member of the Board, Zacks shall receive copies of all minutes prepared of meetings of the Board, its committees, including any committee reports to the board, and of any meeting of outside directors. As of July 1, 2004, Zacks shall be eligible to participate in proceedings of the non-management directors, if and for so long as he is determined to be a "non-management" director under applicable laws and under applicable rules and interpretations of the New York Stock Exchange or such other exchange or quotation service that Barry's common stock is then traded.

         Zacks will sign all representation letters to Barry's accountants and all certifications required by the Securities and Exchange Commission ("SEC") with respect to Barry's financial statements for the year ended December 31, 2003. If the individual who succeeds Zacks as Chief Executive Officer of the Company agrees to provide any such certification to the SEC covering a time period during which Zacks served as Chief Executive Officer of the Company, Zacks agrees to provide to such successor an appropriate "back-up" certificate confirming the accuracy of the certification provided to the SEC with respect to the period during which Zacks served as Chief

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Executive Officer, provided that he is given access to documents and Barry personnel as is necessary for him to perform the due diligence required for such back-up certificate.

         3. Consideration. In consideration of the agreements contained herein, Barry agrees to the following payments or benefits to be made to Zacks:

                  (a) Zacks will continue on Barry's payroll and receive his current salary and benefits through July 1, 2004 as a non-operational employee. Zacks will be paid on July 1, 2004 all previously deferred compensation to which he is entitled under Barry's deferred compensation plan. In addition, he will begin receiving payments under and in accordance with the terms of the Company's qualified retirement plans in which he participates, which benefits will commence on or about April 1, 2004 as provided in such plans, and he will begin receiving payments under and in accordance with the terms of the Company's non-qualified supplemental employee retirement plans in which he participates, which payments will begin on or about July 1, 2004 as provided by the terms of such plans.

                  (b) Barry will continue to pay the lease payments under the current car lease for Zacks' car through the term of the lease. At the end of the term, Barry will offer Zacks the right to purchase the vehicle pursuant to the terms of the lease agreement.

                  (c) Barry will reimburse Zacks for his legal fees incurred in connection with the preparation and review of this Agreement in an amount not to exceed $10,000.

                  (d) Barry will continue to provide the insurance benefits provided for in section 13(a) of the Employment Agreement pursuant to the current policies through the respective policy period in which Zacks attains the age of 75 or until his death, whichever occurs first. If Zacks survives until age 75, ownership of the policies of insurance maintained pursuant to section 3(b)(i) of the Employment Agreement shall be assigned to Zacks or his order, and Barry shall be relieved from all obligations with respect to paying the premiums thereof. If Zacks survives until age 75, Barry shall use the cash value that Barry would have had under the split-dollar policy of insurance maintained pursuant to section 13(b)(ii) without regard to any borrowings thereof by Barry to continue the policy's death benefit for each policy period until Zacks' death unless doing so for a policy period will result in reducing such cash value (without regard to any borrowings by Barry) to an amount less than the aggregate amount of all premiums paid by Barry over the life of the policy and of a predecessor policy which was replaced by the current policy.

         4. Restricted Stock. Zacks was granted certain restricted stock by Barry pursuant to a Restricted Stock Agreement, dated May 13, 1999. All Restricted Stock shall become vested as provided by section 6(e)(v) of the Employment Agreement, and such Restricted Stock Agreement shall remain in full force and effect without alteration, other than the provisions in section 3 of

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the agreement, relating to the May 13, 2004 lapse date, shall be changed such that all restricted stock issues under that agreement shall become unrestricted.

         5. Stock Options. Zacks has been granted stock options under Barry's 2002 Stock Incentive Plan, its 1997 Incentive Stock Plan, and the 1994 Stock Option Plan. All stock options granted pursuant to those plans shall become fully exercisable pursuant to section 6(e)(iv) of the Employment Agreement and shall continue subject to the provision in each of the plans and applicable stock option agreements dealing with the right to exercise options after termination of employment, which, for purposes of those plans, shall be deemed to be July 1, 2004.

         6. Office and Facilities. In order to minimize expense for Barry for a transitional period, Zacks intends to work out of his Columbus, Florida, and Maine homes until at least September 2004. Through September 2004, Barry will continue to provide payment for all Watts and phone lines and communication equipment (including fax machines) currently in place between Barry's office and the homes. During such period, Zacks will be provided with full-time secretarial support. The five-year obligation of Barry to make available outside office space and the one-year obligation to provide a full-time secretary required by section 13(c) and (d) of the Employment Agreement will commence September 1, 2004 as set forth in section 13 of the Employment Agreement. Barry agrees that at the August 2004 Board meeting, the location and timing of Zacks' office space and secretarial assistance consistent with the terms of his Employment Agreement will be determined by the Board. Until then, Zacks will visit Barry's headquarters only on Board matters or at the request of the CEO, and Zacks' office at the Barry headquarters will be available to him for such visits.

         If and when an office outside of Barry's headquarters is set up for Zacks, at the option of Barry, Zacks will either be provided with the use of the furniture currently in his office at headquarters or Barry will purchase furniture of comparable quality to be used in the new office space. Barry will also pay for all office equipment to operate the new office, or will relocate present equipment from Barry's office to the new location. Barry will continue to make space available at its offices for Zacks' files and for his secretarial assistance for as long as Zacks' secretary is located at such offices.

         7. Medical and Dental Insurance. Zacks and his spouse shall be entitled to medical and dental insurance benefits as provided in section 13 (b) of the Employment.

         8. Agreement Not to Compete. Zacks agrees that he will be subject to the agreement not to compete provided in section 12 of the Employment Agreement.

         9. Confidentiality. Zacks covenants and agrees that he will protect confidential information as provided in section 11 of the Employment Agreement.

         10. Press Release. Zacks and Barry shall mutually agree upon an appropriate press release to be issued at such time as determined by Barry. In the event that Zacks and Barry cannot agree on the wording of a press release, the decision by the Board of Directors of Barry shall be the final decision.

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         11.      Arbitration. Any controversy or claim arising out of, or
relating to, this Agreement of the Employment Agreement, or the breach thereof, shall be submitted to arbitration as provided in section 14 of the Employment Agreement.

         12. Benefit of Counsel: Informed Review. Each party to this Agreement acknowledges and represents to each of the other parties to this Agreement that: (a) the provisions of this Agreement and their legal effect have been fully explained to it or him by its or his own counsel; (b) it or he has received independent legal advice from counsel of their own selection; (c) it or he fully understands the facts and has been fully informed as to the legal rights and obligations under this Agreement; (d) this Agreement is being entered into and signed knowingly, freely, and voluntarily, after having received such legal advice and with such knowledge; and (e) its or his execution and delivery of this Agreement is not the result of any duress or any undue influence.

         13. Complete Agreement. Except as set forth herein, this Agreement sets forth the entire agreement among the parties and supersedes any prior discussions, negotiations, or representations among them regarding its subject matter. No additions or other changes to this Agreement will be made or be binding on any party unless made in writing and signed by each party to this Agreement. No promise, inducement, or agreement not expressed herein has been made by any party to influence the execution of this Agreement.

         14. Successors. This Agreement shall be binding upon, inure to the benefits of, and be enforceable by and against the respective heirs, legal representatives, successors, and assigns of the parties to this Agreement.

         15. Non-Waiver. No failure by any party to insist upon strict compliance with any term of this Agreement, to exercise any option, enforce any right, or seek any remedy upon any default of the other party, shall affect or constitute a waiver of the first party's right to insist upon such strict compliance, exercise that option, enforce that right, or seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the parties at variance with any provision of this Agreement shall affect or constitute a waiver of any party's right to demand strict compliance with all provisions of this Agreement.

         16. Notices. Any notice or other communication required or desired to be given to any party under this Agreement shall be in writing and shall be deemed given when delivered personally to that party at the address for that party specified at the beginning of this Agreement.

         17. Gender and Numbers. When permitted by the context, each pronoun used in this Agreement includes the same pronoun in other genders and numbers, and each noun used in this Agreement includes the same noun in other numbers.

         18. Evidence. The parties agree that this Agreement may be used as evidence in any subsequent proceeding in which either of the parties alleges a breach of this Agreement.

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         19.      Validity. If and to the extent that any court of competent jurisdiction holds that part or all of any provision of this Agreement is invalid, such invalidity shall not affect the balance of that provision or the remaining provisions of this Agreement which shall remain in full force and effect.

         20. Governing Law. All questions concerning the validity, intention, or meaning of this Agreement or relating to the rights and obligations of the parties with respect to the performance hereunder shall be construed and resolved under the laws of the state of Ohio.

         21. Captions. Captions to the various sections of the Agreement are not part of the context hereof, but are labels to assist in locating those sections and shall be ignored in construing this Agreement.

         22. Counterparts. This Agreement may be executed in several counterparts, and each executed counterpart shall be considered as an original of this Agreement.

         23. Voluntary Execution. By signing below, each party represents to the other that he/it is entering into this Agreement of his/its own free will and his/its own voluntary act and deed and that no representations, inducements, promises, covenants, or agreements have been made except as set forth expressly herein.



         IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first set forth above.


R. G. Barry Corporation                     Gordon Zacks


/s/ Daniel D. Viren                         /s/ Gordon Zacks
--------------------------------------      ----------------
By: Daniel D. Viren

Title: Sr. VP Finance - CFO